Tanger Factory Outlet Centers, Inc.

News Release

For Release: IMMEDIATE RELEASE
Contact: Frank C. Marchisello, Jr.
(336) 834-6834

Tanger Announces Results of Proxy Proposals and Elects Directors and Officers

Greensboro, NC, May 18, 2007, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) announced the results of its Annual Meeting of Shareholders held on Friday, May 18, 2007.

The following proposals submitted at the meeting were approved:

•	the election of the directors to serve for the ensuing year;
•	the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007;
•	the amendment to the Company’s articles of incorporation to increase the number of common shares authorized for issuance from 50 million common shares to 150 million common shares.

The Annual Meeting was adjourned until May 25, 2007 at 10:00 a.m. in order to continue the consideration of Proposal #4 to amend the Company’s articles of incorporation, which in effect would create four new classes of preferred shares, each class having four million shares with a par value of $.01 per share. The reconvened meeting will be held on May 25, 2007 at 10:00 a.m. at the company’s offices, 3200 Northline Avenue, Suite 360, Greensboro, NC.

With respect to Proposal #4, management believes it will provide the Company with greater flexibility in connection with future transactions such as acquisitions or corporate capital raising purposes. The Company intends to use the additional classes of preferred shares for capital formation purposes rather than anti-takeover purposes so that any class of the newly authorized shares will not have voting power that exceeds the shares' economic interest in the Company in violation of New York Stock Exchange rule 313 for listed companies, and expects such issuances will be consistent with past issuances by the Company of preferred shares. Institutional Shareholder Services (ISS) has recommended that the Company's shareholders vote FOR this proposal.

Shareholders as of the close of business on March 29, 2007 are entitled to vote by proxy, or in person at the meeting. Questions regarding the voting of shares may be directed towards the Company's proxy solicitor, Georgeson Inc. at (212) 440-9800.

Shareholders are advised to read the definitive proxy materials delivered in connection with the solicitation of proxies from shareholders of the Company. Copies of the proxy materials filed by the Company with the Securities and Exchange Commission may be obtained, free of charge, from the SEC's Web site, www.sec.gov, or the Company's Web site, www.tangeroutlet.com. These proxy materials may also be obtained free of charge by contacting the Company's proxy solicitor at the number provided above.

Election of Directors

The shareholders of Tanger Factory Outlet Centers, Inc. at its Annual Shareholders Meeting on May 18, 2007, elected the following directors to serve for the ensuing year:

Stanley K. Tanger Chairman of the Board and Chief Executive Officer
Steven B. Tanger Director, President and Chief Operating Officer
Jack Africk Independent Director - Lead Director
William G. Benton Independent Director
Thomas E. Robinson Independent Director
Allan L. Schuman Independent Director

Election of Officers

During a meeting of the Board of Directors held on May 18, 2007 the following officers were elected to serve for the ensuing year:

Stanley K. Tanger - Chairman of the Board & Chief Executive Officer
Steven B. Tanger - President & Chief Operating Officer
Frank C. Marchisello, Jr. - Executive Vice President, Chief Financial Officer & Secretary
Joseph H. Nehmen - Senior Vice President, Operations
Carrie A. Warren - Senior Vice President, Marketing
Kevin M. Dillon - Senior Vice President, Construction & Development
Lisa J. Morrison - Senior Vice President, Leasing
James F. Williams - Senior Vice President & Controller
Virginia R. Summerell - Vice President, Treasurer & Assistant Secretary
Mary Ann Williams - Vice President, Human Resources
Elizabeth J. Coleman - Vice President, Operations
Laura M. Atwell - Vice President, Marketing
Beth G. Lippincott - Vice President, Leasing
Ricky L. Farrar - Vice President, Information Technology
Thomas J. Guerrieri Jr. - Vice President, Financial Reporting
Barton A. Hunter - Vice President, Real Estate Development

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc.(NYSE:SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently owns 30 outlet centers in 21 states coast to coast, totaling approximately 8.4 million square feet of gross leasable area. Tanger also manages for a fee and owns a 50% interest in two outlet centers containing approximately 667,000 square feet and manages for a fee two outlet centers totaling approximately 229,000 square feet. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

This document may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, the Company’s ability to lease its properties, the Company’s inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2006.